Exhibit 99.1

Liberty Broadband Announces Entry Into New Stockholders Agreement with Charter

ENGLEWOOD, Colo.—Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK) (“Liberty”) announced today that it has entered into a new stockholders agreement with Charter Communications, Inc. (“Charter”), a subsidiary of Charter (“New Charter”) and Advance/Newhouse Partnership (“A/N”). In connection with the previously announced transactions between Charter and Comcast Corp. (the “Comcast Transactions”), it is expected that Charter will undergo a corporate reorganization, resulting in New Charter becoming the new publicly traded parent company of Charter.

Liberty’s entry into the new stockholders agreement comes as the result of Charter’s announcement of a proposed transaction with A/N, whereby New Charter will acquire Bright House Networks (“Bright House”) from A/N for $10.4 billion. The consideration to be paid to A/N will include shares of exchangeable common and convertible preferred units in the partnership through which the Bright House business will be conducted, as well as $2 billion in cash. Such units will be exchangeable for common shares of New Charter. The closing of the Bright House transaction (the “closing”) is subject to several conditions, including Charter’s receipt of stockholder approval, the expiration of Time Warner Cable’s right of first offer for Bright House, the closing of the Comcast Transactions and regulatory approval. The new stockholders agreement will become effective upon the closing, at which time Liberty’s current stockholders agreement with Charter will terminate.

“Charter’s acquisition of Bright House is a powerful example of the consolidating transactions we envisioned when we first made our investment in Charter,” said Greg Maffei, President and CEO of Liberty.  “With its increased scale and the effective leadership of Tom Rutledge and his management team, we remain excited about the growth prospects of Charter.  We look forward to the expertise that Advance/Newhouse brings to the partnership which will drive added value to the shareholders.”

Upon the closing, Liberty (which is currently Charter’s largest stockholder) has also agreed to purchase $700 million of newly issued shares of New Charter Class A common stock at a price of $173.00 per share. The new stockholders agreement also provides that, upon the closing, Liberty will have the right to purchase an additional number of New Charter shares such that Liberty will own at least a 19.01% equity interest. Following the closing, and pursuant to a proxy agreement to be entered into between A/N and Liberty, A/N will grant Liberty a five-year proxy to vote shares of New Charter held by A/N, capped at 6%, which will enable Liberty to have total voting power in New Charter of 25.01%.

New Charter’s board of directors will consist of 13 directors upon the closing, with three directors to be designated by Liberty and three directors to be designated by A/N. Going forward, the numbers of director seats to which each of Liberty and A/N will be entitled will be determined based on their respective equity or voting ownership interests, as provided for in the new stockholders agreement. Liberty’s equity ownership will be capped at the greater of 26% or the cap on its voting interest, and A/N’s equity ownership will be capped at the greater of its equity ownership immediately following the closing, 25% and the cap on its voting interest. Liberty’s voting interest will be capped at the greater of 25.01% (or 0.01% above the highest person or group) and 23.5% increased one-for-one to a maximum of 35% for each permanent reduction in A/N’s equity interest in New Charter below 15%. A/N’s voting interest will be capped at 23.5% increased one-for-one to a maximum of 35% for each permanent reduction in Liberty’s equity interest in New Charter below 15%. The new stockholders agreement will also provide for restrictions on transfers and additional governance matters. Liberty and A/N will have certain preemptive rights which will allow each to maintain their pro rata ownership interest in New Charter up to its acquisition cap. Liberty and A/N will also be required to participate in New Charter’s stock buyback programs should their ownership interests exceed certain thresholds. Additional details regarding the new stockholders agreement will be provided in a Form 8-K and an amendment to Schedule 13D to be filed with the SEC by Liberty.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the completion of Charter’s corporate reorganization, the Comcast and Bright House transactions, the effectiveness of the new stockholders agreement, the anticipated ownership percentages of Liberty and A/N following the closing and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of required approvals, including stockholder and regulatory. These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Form 10-K, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq:  LBRDA, LBRDK)  is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Liberty Broadband Corporation

Courtnee Ulrich, 720-875-5420